Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors of

NuStar GP, LLC:

We consent to the incorporation by reference in the registration statement on Form S-8 (Nos. 333-109541, 333-88264, 333-81806 and 333-138133), on Form S-4 (No. 333-120726) and on Form S-3 (No. 333-143095) of NuStar Energy L.P. of our report dated June 2, 2008, with respect to the consolidated balance sheet of CITGO Asphalt Refining Company as of December 31, 2007 and the related consolidated statements of income, changes in partners’ capital, and cash flows for the year ended December 31, 2007, which report appears in the Form 8-K/A of NuStar Energy L.P. dated June 6, 2008.

/s/ KPMG LLP

Houston, Texas

June 4, 2008